THE EVERGREEN INVESTMENT TRUST


                            Certificate of Amendment


     The undersigned, being the Secretary of The Evergreen Investment Trust (hereinafter referred to as the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by
Section 9.3 of the Agreement and Declaration of Trust, dated June 28, 1994 (as so amended, referred to as the "Declaration of Trust"), and by the affirmative vote through written consents of all the Trustees the Declaration of Trust is hereby amended as follows:

     1. Effective July 7, 1995, Article 1, Section 1 of the Declaration of Trust is hereby amended to change the name of the Trust to be "Evergreen Variable Trust".


     IN WITNESS WHEREOF, the undersigned has set his hand and seal this 7th day of July, 1995.

                                               /s/ David Simaitis
                                                   Secretary